UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2018

Versartis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Marsh Road
Menlo Park, CA 94025

(Address of principal executive offices, including zip code)

(650) 963-8580

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.05. Costs Associated with Exit or Disposal Activities

In October 2017, the Board of Directors of the Company approved a plan of termination to eliminate a number of positions effective October 20, 2017 (the “Restructuring Plan”), as part of its commitment to reduce costs following the failure of the Phase 3 VELOCITY trial of somavaratan to reach its primary endpoint. Simultaneously with the Restructuring Plan the Company established a Severance Benefit Plan (the “Plan”) for affected employees as well as a retention plan for retained employees.  The Plan provides payment of severance benefits to affected employees of the Company.

As part of the Company’s commitment to reduce operating expenses and preserve cash, the Company eliminated additional positions effective May 2018. The reduction included 13 employees, which represented approximately 48% of its workforce as of May 3, 2018, the date affected employees were notified. The affected employees are entitled to receive certain severance benefits as provided in the Plan.  The Company incurred a one-time severance-related charge totaling approximately $3.0 million which will be recorded in the second quarter of 2018. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the Restructuring Plan.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure set forth above under Item 2.05 is incorporated herein by reference. On May 3, 2018, the Company notified its Chief Medical Officer, Robert Gut, M.D., Ph.D., that his employment would be terminated effective June 18, 2018 in connection with the Restructuring Plan. Dr. Gut is entitled to receive certain severance benefits as provided in the Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2018	VERSARTIS, INC. (Registrant)

	By:	/s/ Shane Ward
Shane Ward
Senior Vice President and General Counsel